Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL 2020 GUIDANCE

New York, New York, November 20, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial 2020 guidance, which calls for record net sales of approximately $742 million, resulting in net income of approximately $2.00 per diluted share. Guidance assumes that the average dollar/euro average exchange rate remains at current levels.

Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums, stated, “Our initial 2020 net sales guidance implies a 4.2% year-over-year increase based upon our 2019 net sales guidance of $712 million. In constant dollars, the increase in net sales would approximate 4.9%, with the continued strength of the dollar slightly understating the growth of our business. Since over 45% of net sales of our European operations are denominated in U.S. dollars, while almost all associated costs are incurred in euro, the strong U.S. dollar has a favorable impact on gross margin. Thus, we look for 2020 net income per diluted share to increase 5.3% as compared to $1.90, our 2019 estimate. As the year unfolds and we have greater visibility, we will update our 2020 guidance as appropriate.”

Jean Madar, Chairman and Chief Executive Officer, commented, “Once again, the projected increase in net sales is predicated on several factors: fragrance launches for our largest brands, extensions and flankers for both our premier and smaller brands, incremental sales from new licenses, as well as the timeless popularity and recurring sales of several established scents. That said, there are a number of headwinds which have muted our initial expectations for 2020, among them, the situation in Hong Kong, Brexit, tariffs, currency fluctuation along with revisions to our launch schedule.”

Discussing European operations, Mr. Madar noted, “As the Montblanc brand is more closely associated with men, we will have a difficult comparison for this, our largest brand, because in 2019 we launched a men’s scent, Montblanc Explorer, while our 2020 entrant is for women. For our second largest brand, Jimmy Choo, our new women’s fragrance launch should be close to year-end, with much of the sell-in continuing into 2021. With the launch of a new Coach women’s scent in first half of the new year, and the newly reimagined Rochas scent, Byzance, we are confident of good sales growth by these brands in 2020. Although it is hard to evaluate the incremental sales contribution of Kate Spade New York at this time as our distribution plans are currently under development, our new Kate Spade New York fragrance comes to market in the summer.”

Mr. Madar went on to say, “GUESS is driving the top line growth of our U.S. operations, and the brand should rank among our top five across both of our business platforms in 2020. Come the spring, we will unveil our first blockbuster fragrance pillar called Bella Vita domestically, followed in the fall by an international rollout. The spring launch of Sky by Anna Sui should stimulate brand sales starting in the first quarter of 2020. Also in the first quarter, the Oscar de la Renta Bella pillar will add Bella Essence to the family tree, which now includes Bella Blanca and Bella Rosa. Our Graff multi-scent collection will be sold exclusively at Harrod’s beginning in March 2020 with selective luxury distribution planned for the fall. Brand extensions dominate our plans for Dunhill next year. In addition, we also have brand extension duos planned for Abercrombie and for Hollister.”

Inter Parfums, Inc. News Release	Page 2
November 20, 2019

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com